Exhibit 1
Joint Filing Agreement

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of VistaGen Therapeutics, Inc.  Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.  In accordance with Rule 13d-1(k)(1), the undersigned hereby agree to the joint filing with each other on behalf of each of them of such a statement on Schedule 13G and any amendments thereto with respect to the equity securities (as defined in Rule 13d-1(i)) of the Issuer, beneficially owned by each of them.  This Joint Filing Agreement shall be included as an exhibit to such Schedule 13G and any amendments thereto.

This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

June 22, 2016

Moshe Arkin

/s/Moshe Arkin____________________
By: Moshe Arkin

Sphera Funds Management Ltd.

/s/Neomi Elpeleg____________________
By: Neomi Elpeleg
 Title: Chief Financial Officer

Sphera Global Healthcare GP Ltd.

/s/Neomi Elpeleg____________________
By: Neomi Elpeleg
 Title: Chief Financial Officer

Sphera Global Healthcare Management LP

/s/Ori Goldfarb____________________
By: Ori Goldfarb
 Title: Chief Executive Officer